Exhibit 4.3

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 31, 2023, and provisions of our amended and restated memorandum and articles of association. The summary is subject to and qualified in its entirely by reference to the amended and restated memorandum and articles of association, which is filed as an exhibit to the Annual Report on Form 10-K.

General

Pursuant to our amended and restated memorandum and articles of association, our authorized share capital consists of 500,000,000 Class A ordinary shares, $0.0001 par value, 50,000,000 Class B ordinary shares, $0.0001 par value, 50,000,000 Class F ordinary shares, $0.0001 par value, and 5,000,000 undesignated preferred shares, $0.0001 par value. The following description summarizes certain terms of our share capital as set out more particularly in our amended and restated memorandum and articles of association. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit consists of one whole Class A ordinary share and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrantholder.

Our units are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “NETDU.” Commencing on September 5, 2023, holders of our units may elect to separately trade the Class A ordinary shares and public warrants included in the units. The Class A ordinary shares and public warrants that are separated trade on the Nasdaq under the symbols “NETD” and “NETDW,” respectively. Those units not separated continue to trade on the Nasdaq under the symbol “NETDU.” No fractional warrants will be issued upon separation of the units, and only whole warrants will trade.

Additionally, any units that are not separated prior to the completion of our initial business combination will automatically separate into their component parts and will not be traded after completion of our initial business combination.

Ordinary Shares

As of March 27, 2024, 30,500,000 Class A ordinary shares (the “public shares”) and 7,625,000 Class F ordinary shares (the “founder shares”) were outstanding.

Prior to our initial business combination, shareholders of record of any class of our ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law or the applicable stock exchange rules then in effect; provided that holders of our Class F ordinary shares will have the right to elect and remove all of our directors prior to our initial business combination and holders of our Class A ordinary shares and Class B ordinary shares will not be entitled to vote on the election or removal of directors during such time. On any other matter submitted to a vote of our shareholders, holders of Class A ordinary shares, Class B ordinary shares and Class F ordinary shares will generally vote together as a single class, except as required by law or stock exchange rule. These provisions of our amended and restated memorandum and articles of association may only be amended if approved by holders of 90% of our ordinary shares entitled to vote thereon. Unless specified in our amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act (As Revised) of the Cayman Islands, as the same may be amended from time to time (the “Companies Law”), or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are voted is required to approve any such matter voted on by our shareholders (other than the election or removal of directors). Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to our amended and restated memorandum and articles of association; such actions include amending our amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. Our board of directors is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can appoint all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. In addition, to continue the Company in a jurisdiction outside of the Cayman Islands, including the adoption of the organizational documents for such jurisdiction, our board of directors is able to approve such continuation and organizational documents without the vote of any holders of our Class A ordinary shares, Class B ordinary shares and Class F ordinary shares. We are not required to obtain shareholder approval if we reincorporate to another jurisdiction outside of the Cayman Islands prior to signing our initial business combination and we anticipate that we will not be required to register such transaction under the Securities Act of 1933, as amended (the “Securities Act”). If, however, we reincorporate to another jurisdiction outside of the Cayman Islands in connection with our initial business combination, and if we seek shareholder approval of our initial business combination, we anticipate that such transaction will be registered under the Securities Act.

Following our initial business combination and the automatic conversion of the Class F ordinary shares into Class B ordinary shares, holders of our Class A ordinary shares and holders of our Class B ordinary shares will generally vote together, as a single class on matters presented for a shareholder vote, except as required by law or stock exchange rule, with each Class A ordinary share entitling the holder to one vote per share and each Class B ordinary share entitling the holder to ten votes per share following our initial business combination.

While our Class B ordinary shares with their high vote feature differs from the typical capital structure of many other special purpose acquisition companies, we expect to maintain this capital structure following our initial business combination. Any change to these voting features would require an amendment to our amended and restated memorandum and articles of association.

Because our amended and restated memorandum and articles of association authorizes the issuance of up to 500,000,000 Class A ordinary shares, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of Class A ordinary shares which we are authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our business combination.

Our board of directors is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until no later than one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Companies Law for us to hold annual or general meetings or appoint directors. In addition, as holders of our Class A ordinary shares, our public shareholders will not have the right to vote on the election or removal of directors prior to completion of our initial business combination. We may not hold an annual general meeting to appoint new directors prior to the consummation of our initial business combination.

We will provide our public shareholders with the opportunity to redeem, regardless of whether they abstain, vote for, or against, our initial business combination, all or a portion of their public shares (including any securities for which such shares are exchanged in any prior migration or other restructuring) upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then-outstanding public shares, subject to the limitations described herein. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting discounts and commissions we will pay to the underwriters. Our sponsor, officers and directors will not be entitled to redemption rights with respect to any founder shares or any public shares held by them in connection with the completion of our business combination. Unlike many blank check companies that hold shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a shareholder vote is not required by law and we do not decide to hold a shareholder vote for business or other reasons, we will, pursuant to our amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated memorandum and articles of association will require these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, shareholder approval of the transaction is required by law, or we decide to obtain shareholder approval for business or other reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution for such business combination under Cayman Islands law and pursuant to our amended and restated memorandum and articles of association (or such higher approval threshold as required under Cayman Islands law and pursuant to our amended and restated memorandum and articles of association). A quorum for such meeting will consist of the holders present in person or by proxy of shares of the company representing one-third (1/3) of the voting power of all issued and outstanding shares of the company entitled to vote at such meeting. However, the participation of our sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions, if any, could result in the approval of our business combination even if a majority of our public shareholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of our issued and outstanding ordinary shares voted, abstentions and non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and therefore will have no effect on the approval of our business combination once a quorum is obtained. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our business combination. These quorum and voting thresholds, and the voting agreements of our initial shareholders, may make it more likely that we will consummate our initial business combination.

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, our amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares without our prior consent, which we refer to as the Excess Shares. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete the business combination. And, as a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek shareholder approval in connection with our business combination, our initial shareholders have agreed to vote their founder shares and any public shares purchased in favor of our initial business combination. As a result, in respect of such ordinary resolution, in addition to our initial shareholders’ founder shares, we would need 11,437,501, or 37.5% of the outstanding 30,500,000 public shares to be voted in favor of an initial business combination in order to have our initial business combination approved, subject to any higher consent threshold as may be required by Cayman Islands or other applicable law. Additionally, each public shareholder may elect to redeem its public shares irrespective of whether it votes for or against the proposed transaction (subject to the limitation described in the preceding paragraph).

Pursuant to our amended and restated memorandum and articles of association, if we are unable to complete our initial business combination within 24 months, or such earlier liquidation date as our board of directors may approve, from our initial public offering (the “Initial Public Offering”), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (net of any taxes payable by us and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our sponsor, officers and directors will not be entitled to rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within 24 months, or such earlier liquidation date as our board of directors may approve, from the closing of the Initial Public Offering. However, if our sponsor, officers or directors acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our business combination within the prescribed timeframe. In the event of a liquidation, dissolution or winding up of the company after a business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our public shareholders with the opportunity to redeem, regardless of whether they abstain, vote for, or against, our initial business combination, their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares, except as described below, are identical to the Class A ordinary shares included in the units, and holders of founder shares have the same shareholder rights as public shareholders, except that (i) prior to our initial business combination, only holders of Class F ordinary shares shall have the right to vote on the election of directors and holders of a majority of the outstanding Class F ordinary shares may remove members of our board of directors for any reason, (ii) following our initial business combination and the automatic conversion of the Class F ordinary shares into Class B ordinary shares, holders of the Class B ordinary shares and holders of the Class A ordinary shares will generally vote together as a single class, except as required by applicable law or stock exchange rules, with each Class B ordinary share having ten votes per share and each Class A ordinary share having one vote per share, (iii) the founder shares are subject to certain transfer restrictions, as described in more detail below, (iv) our sponsor, officers and directors will not be entitled to (A) redemption rights with respect to any founder shares or any public shares held by them in connection with the completion of our business combination, (B) redemption rights with respect to any founder shares or public shares held by them in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (a) in a manner that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete an initial business combination within 24 months, or such earlier liquidation date as our board of directors may approve, from the closing of the Initial Public Offering or (b) with respect to any other material provision relating to the rights of holders of our Class A ordinary shares or pre-initial business combination activity, or (C) rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within 24 months, or such earlier liquidation date as our board of directors may approve, from the closing of the Initial Public Offering, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our business combination within such time period and to liquidating distributions from assets outside the trust account, (v) the Class F ordinary shares that are included in the founder shares will automatically convert, on a one-for-one basis, into Class B ordinary shares at the time of our initial business combination, or earlier at the option of the holder, in which case, such Class B ordinary shares issued upon conversion of Class F ordinary shares prior to the initial business combination will be entitled to one vote per share until the closing of the initial business combination, (vi) prior to and following our initial business combination, each Class B ordinary share will be convertible, at the option of the holder, into one Class A ordinary share, subject to adjustment pursuant to certain anti-dilution rights, as described herein, and (vii) in the case of founder shares that are Class A ordinary shares issued upon conversion of Class B ordinary shares, such shares are entitled to registration rights. If we submit our business combination to our public shareholders for a vote, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law. Our initial shareholders have agreed to vote any founder shares held by them and any public shares purchased in favor of our initial business combination.

The Class F ordinary shares will automatically convert into Class B ordinary shares at the time of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, and, prior to and following the initial business combination, the Class B ordinary shares will be convertible, at the option of the holder, into Class A ordinary shares, on a one-for-one basis (subject to adjustment for share subdivisions, share dividends, reorganizations, recapitalizations and the like), and, in each case, subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the business combination, the ratio at which the founder shares shall convert into Class A ordinary shares or Class B ordinary shares, as applicable, will be adjusted (unless the holders of a majority of the outstanding founder shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares or Class B ordinary shares, as applicable, issuable upon conversion thereof will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination, any private placement warrants issued to our sponsor or its affiliates upon conversion of working capital loans made to us and the overfunding loans). Except for the foregoing conversion rights of the Class B ordinary shares and provisions applicable equally to both Class A ordinary shares and Class B ordinary shares, there are no provisions which otherwise limit the lifespan of the Class B ordinary shares or would require conversion to Class A ordinary shares.

Our initial shareholders have agreed not to transfer, assign or sell any of their founder shares until one year after the completion of our initial business combination or earlier if, subsequent to our business combination, (i) the last sale price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (ii) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Preferred Shares

Our amended and restated memorandum and articles of association authorize 5,000,000 preferred shares and provide that preferred shares may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to issue, without shareholder approval, preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares issued and outstanding at the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

Warrants

Public Shareholders’ Warrants

Each whole warrant entitles the registered holder to purchase one whole Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein, at any time commencing 30 days after the completion of our initial business combination, provided in each case that we have an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a “cashless basis” under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or its affiliates, as applicable, prior to such issuance) (the “newly issued price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination (net of redemptions), and (z) the volume weighted average price of our Class A ordinary shares during the 10 trading day period ending on the trading day prior to the day on which we consummate our initial business combination (such price, the “market value”) is below $9.20 per share, (i) the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price and (ii) the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price.

We will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless the Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire without value to the holder. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

While we have registered the Class A ordinary shares issuable upon exercise of the warrants under the Securities Act as part of the registration statement filed in connection with the Initial Public Offering, we do not plan on keeping a prospectus current until required to pursuant to the warrant agreement. However, under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial business combination, we will use our commercially reasonable efforts to file a post-effective amendment to the registration statement filed in connection with the Initial Public Offering or a new registration statement under the Securities Act covering such shares. We will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. To exercise warrants on a cashless basis, each holder would pay the exercise price by surrendering the warrants in exchange for a number of Class A ordinary shares equal to the quotient obtained by dividing (i) the product of (A) the number of Class A ordinary shares underlying the warrants and (B) the difference between the “fair market value” and the exercise price of the warrants by (ii) such fair market value. Solely for the purposes of the preceding sentence, “fair market value” shall mean the 10-day average trading price as of the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, we may redeem the outstanding public warrants for cash:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and
●	if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period commencing at least 150 days after completion of our initial business combination and ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders. We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30 day redemption period or we have elected to require exercise of the warrants on a cashless basis.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the warrants for redemption for cash as described above, we will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of our warrants. To exercise warrants on a cashless basis, each holder would pay the exercise price by surrendering the warrants in exchange for a number of Class A ordinary shares equal to the quotient obtained by dividing (i) the product of (A) the number of Class A ordinary shares underlying the warrants and (B) the difference between the “fair market value” and the exercise price of the warrants by (ii) such fair market value. Solely for purposes of the preceding sentence, “fair market value” shall mean the 10-day average trading price as of the date on which the notice of exercise is received by the warrant agent.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding Class A ordinary shares is increased by a share dividend payable in Class A ordinary shares, or by a subdivision of Class A ordinary shares or other similar event, then, on the effective date of such share dividend, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Class A ordinary shares. A rights offering to holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) one (1) minus the quotient of (x) the price per Class A ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the 10-day VWAP as of the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Class A ordinary shares will be issued at less than their par value.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A ordinary shares on account of such Class A ordinary shares (or other shares into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) in a manner that would affect the substance or timing of our obligation to redeem 100% of our Class A ordinary shares if we do not complete our initial business combination within 24 months, or such earlier liquidation date as our board of directors may approve, from the closing of the Initial Public Offering or (B) with respect to any other material provision relating to the rights of holders of our Class A ordinary shares or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of outstanding Class A ordinary shares is decreased by a consolidation, combination, or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A ordinary shares.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of the securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A ordinary shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes warrant value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The warrant exercise price will not be adjusted for other events.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make generally any change that adversely affects the interests of the registered holders of public warrants.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or its affiliates, as applicable, prior to such issuance) (the “newly issued price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination (net of redemptions), and (z) the volume weighted average price of our Class A ordinary shares during the 10 trading day period ending on the trading day prior to the day on which we consummate our initial business combination (such price, the “market value”) is below $9.20 per share, (i) the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, (ii) the $18.00 per share redemption trigger price described above under “—Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00 per share” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price and (iii) the $12.00 per share trigger price described above under “—Founder Shares” will be adjusted (to the nearest cent) to be equal to 120% of the higher of the market value and the newly issued price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis,” if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A ordinary shares or any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Class A ordinary shares to be issued to the warrantholder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Private Placement Warrants

The private placement warrants will not be redeemable by us. The private placement warrants may be exercised for cash or on a “cashless basis.” The private placement warrants will not expire except upon liquidation. Otherwise, except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants which are part of the units, including as to exercise price, exercisability and exercise period.

If holders of the private placement warrants elect to exercise them on a “cashless basis,” they would pay the exercise price by surrendering the warrants in exchange for a number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants and the excess of the 10-day VWAP, as of the date prior to the date on which notice of exercise is sent or given to the warrant agent, over the warrant price by (y) the 10-day VWAP. If the holders of private placement warrants are affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could sell the Class A ordinary shares issuable upon exercise of the warrants freely in the open market to fund their cash exercise price, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a “cashless basis” is appropriate. The “10-day VWAP” means, as of any date, the volume weighted average price of the ordinary shares during the ten (10) trading day period ending on the trading day prior to such date.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts out of the proceeds of the trust account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

The private warrantholders have agreed not to transfer, assign or sell any of the private placement warrants (including the Class A ordinary shares issuable upon exercise of any such warrants) until 30 days after the date we complete our initial business combination, except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our sponsor.

Neither the private placement warrants nor the public warrants contain any provisions that are dependent upon the characteristics of the holder of the warrant.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time. Our board of directors is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association contains certain requirements and restrictions that will apply to us until the completion of our initial business combination. These provisions (other than amendments relating to the appointment or removal of directors prior to our initial business combination, which require the approval of a majority of at least 90% of our ordinary shares voting at a general meeting) cannot be amended without a special resolution. As a matter of Cayman Islands law, a resolution is deemed to be a special resolution where it has been approved by either (i) at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s shareholders attending and entitled to vote in person or, where proxies are allowed, by proxy at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the company’s shareholders. Other than as described above, our amended and restated memorandum and articles of association provide that special resolutions must be approved either by at least two-thirds of the shares voted at a general meeting of the company (i.e., the lowest threshold permissible under Cayman Islands law), or by a unanimous written resolution of all of our shareholders.

Our initial shareholders, who collectively beneficially own 20% of our ordinary shares, will participate in any vote to amend our amended and restated memorandum and articles of association and will have the discretion to vote in any manner they choose. Specifically, our amended and restated memorandum and articles of association provides, among other things, that:

●	If we are unable to complete our initial business combination within 24 months, or such earlier liquidation date as our board of directors may approve, from the closing of the Initial Public Offering, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (net of any taxes payable by us and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law;
●	Prior to our initial business combination, we may not issue additional shares that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination;
●	If a shareholder vote on our initial business combination is not required by law and we do not decide to hold a shareholder vote for business or other reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;
●	Nasdaq rules require that our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial business combination;
●	If our shareholders approve an amendment to our amended and restated memorandum and articles of association (A) in a manner that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete an initial business combination within 24 months, or such earlier liquidation date as our board of directors may approve, from the closing of the Initial Public Offering or (B) with respect to any other material provision relating to the rights of holders of our Class A ordinary shares or pre-initial business combination activity, we will provide our public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then-outstanding public shares; and
●	We will not effectuate our initial business combination solely with another blank check company or a similar company with nominal operations.

The Companies Law permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution under Cayman Islands law. A company’s articles of association may specify that the approval of a higher majority is required. Accordingly, although we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our amended and restated memorandum and articles of association, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide dissenting public shareholders with the opportunity to redeem their public shares.

Certain Anti-Takeover Provisions of our Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual general meetings.

Our authorized but unissued ordinary shares and preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Extraordinary General Meetings

Our amended and restated memorandum and articles of association will provide that extraordinary general meetings may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated memorandum and articles of association provides that shareholders seeking to bring business before our annual general meeting, or to nominate candidates for appointment as directors at our annual general meeting must provide timely notice of their intent in writing. To be timely, a shareholder’s notice will need to be received by the company secretary at our principal executive offices not less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials. Pursuant to Rule 14a-8 under the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our amended and restated memorandum and articles of association also specify certain requirements as to the form and content of a shareholders’ meeting. These provisions may preclude our shareholders from bringing matters before our annual general meeting or from making nominations for directors at our annual general meeting. Our amended and restated memorandum and articles of association allow the chairman of the meeting at a meeting of the shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Classified Board of Directors

Our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three year terms. Our amended and restated memorandum and articles of association provide that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred shares, (i) prior to the consummation of our initial business combination, any and all of the directors may be removed from office with or without cause and (ii) following the consummation of our initial business combination, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then issued and outstanding shares entitled to vote generally in the appointment of directors, voting together as a single class. Prior to our initial business combination, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by a vote of a majority of our Class F ordinary shares, or for vacancies not resulting from removal, by the remaining directors then in office or by the sole remaining director. Following the consummation of our initial business combination, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director.

Class B Ordinary Shares and Class F Ordinary Shares Consent Right

For so long as any Class B ordinary shares or Class F ordinary shares remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the Class B ordinary shares or Class F ordinary shares then outstanding, voting separately as a single class, amend, alter or repeal any of provision our amended and restated memorandum and articles of association, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal of would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B ordinary shares or Class F ordinary shares. Any action required or permitted to be taken at any meeting of the holders of Class B ordinary shares and/or Class F ordinary shares, as applicable, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B ordinary shares and/or Class F ordinary shares, as applicable, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Class B ordinary shares and/or Class F ordinary shares, as applicable, were present and voted.

Registration Rights

The holders of the founder shares, private placement warrants and warrants that may be issued upon conversion of working capital loans and the overfunding loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans and the overfunding loans and upon conversion of the founder shares) and any Class A ordinary shares held by our initial shareholders or acquired prior to or in connection with our initial business combination, are entitled to registration rights pursuant to a registration rights agreement, dated July 13, 2023, requiring us to register such securities for resale (in the case of the founder shares, only after conversion to our Class A ordinary shares). The holders of these securities, having a value of at least $25 million in the aggregate, are entitled to make up to three demands that we offer such securities in an underwritten offering. These holders also have certain “piggy-back” registration rights with respect to certain underwritten offerings we may conduct. We will bear the expenses incurred in connection with registering these securities.